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                                                                    EXHIBIT 3.41


                         CERTIFICATE OF INCORPORATION

                                      OF

                          HAYDEN GULCH TERMINAL, INC.

                                   * * * * *


          1.   The name of the corporation is

                          HAYDEN GULCH TERMINAL, INC.

          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (l,000) and the par value of each of such shares is Ten Dollars ($10.00) amounting in the aggregate to Ten Thousand Dollars ($10,000.00).

          At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the
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number to be voted for, or for any two or more of them as he may see fit.

          5A. The name and mailing address of each incorporator is as follows:

          NAME                          MAILING ADDRESS
          ----                          ---------------
M.A. Brzoska                  Corporation Trust Center
                              1209 Orange Street
                              Wilmington, Delaware  19801

K.A. Widdoes                  Corporation Trust Center 1209
                              Orange Street
                              Wilmington, Delaware 19801

L.J. Vitalo                   Corporation Trust Center
                              1209 Orange Street
                              Wilmington, Delaware 19801

          5B. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

          NAME                MAILING ADDRESS
          ----                ---------------
G.H. MacLean                  99 Wood Avenue South
                              Iselin, New Jersey  08830

P.J. Statile                  99 Wood Avenue South
                              Iselin, New Jersey  08830

D.L. Stevenson                1300 South Yale
                              Flagstaff, Arizona 86001

          6.   The corporation is to have perpetual existence.

          7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

          To make, alter or repeal the by-laws of the corporation.

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper
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purpose and to abolish any such reserve in the manner in which it was created.

          By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws, expressly so provide, no such committee shall have the
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power or authority to declare a dividend or to authorize the issuance of stock.

          When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

          8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

          9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

          10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          11. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of
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loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

          WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 1st day of September, 1992.



                                              /s/ M. A. Brzoska
                                           ---------------------------
                                                  M. A. Brzoska

                                              /s/ K. A. Widdoes
                                           ---------------------------
                                                  K. A. Widdoes

                                              /s/ L. J. Vitalo
                                           ---------------------------
                                                  L. J. Vitalo